EXHIBIT 99.3



                            PRIME GROUP REALTY TRUST
                       ANNOUNCES CHAIRMAN OF BOARD RETIRES



Chicago, IL. August 3, 2004 - Prime Group Realty Trust (NYSE: PGE; the "Company") announced today that Stephen J. Nardi retired from his position as Chairman of the Board of Trustees of the Company. Mr. Nardi will continue to serve as a member of the Board. Douglas Crocker II has been appointed as Chairman of the Board of the Company and Jeffrey A. Patterson has been named Chief Executive Officer and President of the Company effective today.

"When I agreed to become Chairman of the Company over two years ago at the request of the Board," stated Mr. Nardi, "I did so with the intent of stabilizing the financial condition of the Company. In that timeframe, we sold off non-core assets, significantly reduced our debt load, obtained the removal of our auditor's going concern language on our financial statements and achieved our objective to improve the Company's liquidity position. It has been a very challenging time and I am most gratified that I have played a role in the great progress the Company has made. I intend to continue serving on the Board. However, I believe that this is a good time for me to oversee other outside interests as well as devote more time to my family, which I have been unable to do since becoming Chairman."

"As the new Chairman of the Company and an existing Board member, I would like to thank Steve for his tremendous effort and perseverance over the last two years on behalf of the Company," stated Mr. Crocker.

Mr. Patterson, Chief Executive Officer and President, stated that "All of us at the Company wish Steve the best. We will continue to strive to improve the financial and operating condition of the Company and pursue potential strategic alternatives."

Mr. Crocker will serve as a non-employee and independent Chairman of the Board of the Company. Mr. Crocker has been a Trustee of the Company since August 2002, and, at Equity Residential, previously served as the Vice Chairman of the Board of Trustees, and as the Chief Executive Officer and President. Mr. Crocker also presently serves on the Boards of (i) Wellsford Real Properties Inc., (ii) Ventas Inc., (iii) Acadia Realty Trust, (vi) Reckson Associates and (v) Post Properties.

Mr. Patterson has served as the President and Chief Investment Officer of the Company since October 2003. Mr. Patterson served as the Co-President and Chief Investment Officer of the Company from June 2000 to October 2003 and as the Company's Executive Vice President and Chief Investment Officer from November 1997 through June 2000.

About the Company

Prime Group Realty Trust is a fully-integrated, self-administered, and self-managed real estate investment trust (REIT) that owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in metropolitan Chicago. The Company owns 12 office properties containing an aggregate of 4.7 million net rentable square feet and 30 industrial properties containing an aggregate of 3.9 million net rentable square feet. In addition, the Company owns 217.4 acres of developable land and joint venture interests in three office properties containing an aggregate of 2.8 million net rentable square feet.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management's current views with respect to future events and financial performance. The words "believes", "expects", "anticipates", "estimates", and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company's filings with the Securities and Exchange Commission.

CONTACT:

 Jeffrey A. Patterson
 Chief Executive Officer and
 President
 (312) 917-1300